Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4, of our report dated August 5, 2020 and our report dated June 8, 2020, relating to the balance sheet of ARYA Sciences Acquisition Corp II as of June 9, 2020 and as of March 2, 2020, respectively, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from February 20, 2020 (inception) through June 9, 2020 and from February 20, 2020 (inception) through March 2, 2020, respectively, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

August 6, 2020